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Chemtura Names Schefsky Secretary in Addition to General Counsel

MIDDLEBURY, CT - Dec. 4, 2007 - Chemtura Corporation (NYSE: CEM) announced that Mr. Lynn A. Schefsky, 59, has added the role of secretary to his current position of senior vice president and general counsel, which he has held since 2004.

Mr. Schefsky was named secretary, effective Dec. 1, following the recent retirement of Barry J. Shainman, 64, who had served as secretary since 2000.

“We thank Barry for his18 years of service with Chemtura and its predecessor companies and wish him a long and healthy retirement,” said Mr. Schefsky, senior vice president, general counsel and secretary.

Chemtura Corporation, with 2006 sales of $3.5 billion, is a global manufacturer and marketer of specialty chemicals, crop protection, and pool, spa and home care products. Additional information concerning Chemtura is available at www.chemtura.com.